                                                           EXHIBIT 10.31

February 13, 1998

CONFIDENTIAL

Gantos, Inc.
1266 East Main Street, 5th Floor
Stamford, Connecticut 06902

Attention: Arlene H. Stern

Ladies and Gentlemen:

     PaineWebber Incorporated ("PaineWebber") is pleased to act as exclusive financial advisor to Gantos, Inc. (the "Company") and its affiliates in connection with any proposed sale transaction involving the Company and another party (other than any present holder of any Notes on the date hereof under the Company's indenture, dated as of April 1, 1995) (the "Purchaser"). This Agreement confirms the terms of our engagement.

As used in this Agreement, the term "sale transaction" means, whether effected in one transaction or a series of transactions: (a) any merger, consolidation, reorganization (other than a filing under chapter 11 of the Bankruptcy Code) or other business combination pursuant to which the business of the Company is combined with that of a Purchaser (regardless of the Percentage of the Purchaser's capital stock received by the Company) or (b) the acquisition, directly or indirectly, by a Purchaser of more than 50% of the capital stock or assets of the Company by way of a negotiated purchase or otherwise.

     On the terms and subject to the conditions of this Agreement, PaineWebber will assist the Company in identifying Purchasers and in analyzing, structuring, negotiating and effecting proposed sale transactions. In the event that the Company requests that PaineWebber assist it in preparing a descriptive memorandum (the "Memorandum"), the Company will pay PaineWebber a retention fee of $50,000. If requested by the Company, PaineWebber will render an opinion (the "Opinion") as to whether or not the consideration to be received in a proposed sale transaction is fair, from a financial point of view, to the shareholders of the Company. If an Opinion is requested, the Company will pay PaineWebber a fee of $250,000, payable in cash upon the delivery of the Opinion, regardless of the conclusion reached by PaineWebber in the Opinion.

      PaineWebber will also testify concerning such Opinion at the Company's request at any judicial or regulatory hearing, deposition or arbitration, provided that the Company shall pay to PaineWebber (i) PaineWebber's customary hourly fees for each hour that a PaineWebber employee shall be required to testify (or be available on site to testify) and (ii) all of PaineWebber's out-of-pocket expenses including fees, disbursements and other charges of legal counsel, as and when incurred, in connection with such testimony, in each case, irrespective of the content of such testimony.

If, (a) during this engagement, the Company enters into a definitive agreement with a Purchaser, which subsequently results in a sale transaction either during the term of this engagement or within twenty-four months after the termination of this engagement or (b) within twenty-four months after the termination of this engagement, the Company enters into a definitive agreement and closes a sale transaction with a Purchaser expressly identified in writing to the Company by PaineWebber as a potential purchaser during the term of this engagement on a list, which may be amended from time to time, acknowledged in writing by the Company, which it may refuse to do in its sole discretion, (the "pre-approved list"), the Company will pay PaineWebber a transaction fee in an amount based on the purchase price and calculated pursuant to the attached Schedule I, payable in cash upon the closing of such sale transaction, but in an amount not less than, in any circumstance, $500,000. Any Opinion fee and any retention fee paid to PaineWebber pursuant to the previous paragraphs will be deducted in whole from any transaction fee to which PaineWebber is entitled. The Company reserves the right to reject any potential Purchaser proposed by PaineWebber and the terms, amounts and provisions of any proposed transaction in its sole discretion and to fail or refuse to consummate any proposed sale transaction for any reason or for no reason.

The Company shall have the sole and absolute discretion to engage or refuse to engage in discussions with potential Purchasers, to accept or reject any proposed sale transaction, or to consummate or refuse to consummate any sale transaction.

     PaineWebber will only present information to the proposed Purchasers and or discuss proposed transactions with the proposed Purchasers contained on the pre-approved list. PaineWebber will not engage in any publicity or make any publicity release concerning this letter agreement, its engagement hereunder or any proposed or consummated sale transaction without the Company's prior consent.

     The term "purchase price" means the sum of the aggregate fair market value of any securities issued, and any cash consideration paid, to the Company or its security holders in connection with a sale transaction, plus the amount of any indebtedness of the Company (excluding accounts payable, accrued expenses and deferred taxes) that is assumed, directly or indirectly, by the Purchaser. The fair market value of any such securities will be the value determined by the Company and PaineWebber upon the closing of the sale transaction.

     In addition to any fees payable to PaineWebber, the Company will reimburse PaineWebber, upon request made from time to time, for all of its out-of-pocket expenses incurred in accordance with PaineWebber's travel and expense policy and in connection with, and during the term of, this engagement, including the fees, disbursements and other charges of its legal counsel; provided that reimbursement for such fees, disbursements and other charges (not including charges related to the preparation, word processing, duplication and distribution of the memorandum) shall not exceed $25,000 without prior consent of the Company. In addition, if the company, in its sole discretion, requests that PaineWebber use its internal resources to prepare, word process, duplicate and/or distribute the Memorandum, then the Company will reimburse PaineWebber, upon request made from time to time, for all such expenses, which shall not exceed $25,000 without prior consent of the Company.

It is further understood that the Opinion, if rendered, will be prepared solely for the confidential use of the Board of Directors of the Company and, except as set forth in the next succeeding sentence, will not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without PaineWebber's prior written consent.
If the Opinion is included in the proxy statement, or any other SEC filing, which rules require the inclusion of such opinion, the Opinion will be reproduced in full, and, any description of or reference to PaineWebber or summary of the Opinion will be in a form acceptable to PaineWebber and its counsel.

     The Company will furnish PaineWebber (and will request that each prospective Purchaser with which the Company enters into negotiations furnish PaineWebber) with such information as PaineWebber believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that PaineWebber (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement and in rendering the Opinion without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets of the Company or any prospective Purchaser. To the best of the Company's knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify PaineWebber if it learns of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to PaineWebber. All material non-public information which is given to PaineWebber during the course of the performance of its services under this Agreement will be used solely in the course of the performance of its services under this Agreement and will be treated confidentially by PaineWebber to the extent allowed by law for a period of two years from the date hereof. Except as otherwise required by law or by applicable regulators, PaineWebber will not disclose such information to a third party without the consent of the Company for a period of two years from the date hereof. Upon written request of the Company, PaineWebber will return all material non-public information relating to the Company which was provided by the Company to PaineWebber.

     It is understood that PaineWebber is being engaged hereunder solely to provide the services described above to the Board of Directors of the Company, and that PaineWebber is not acting as an agent or fiduciary of, and shall have no duties or liability to, the equity holders of the Company or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

     The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

     PaineWebber's engagement hereunder may be terminated by either the Company or PaineWebber at any time upon written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees and expenses and indemnification and contribution will survive any such termination.

THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE. EACH OF THE COMPANY AND PAINEWEBBER AGREE THAT ANY ACTION OR PROCEEDING BASED HEREON, OR ARISING OUT OF PAINEWEBBER'S ENGAGEMENT HEREUNDER, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, THE COURTS OF THE STATE OF CONNECTICUT LOCATED IN THE CITY OF STAMFORD, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR CONNECTICUT. THE COMPANY AND PAINEWEBBER EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, THE COURTS OF THE STATE OF CONNECTICUT LOCATED IN THE CITY OF STAMFORD, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND OF THE UNITED STATES DISTRICT COURT FOR CONNECTICUT FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTION OR PROCEEDING. EACH OF THE COMPANY AND PAINEWEBBER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     The Company (for itself, anyone claiming through it or in its name, and on behalf of its equity holders) and PaineWebber each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the transactions contemplated hereby. This Agreement may not be assigned by either party without the prior written consent of the other party.

     This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both PaineWebber and the Company.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to PaineWebber the enclosed duplicate copy of this Agreement.

                                        Very truly yours,

                                        PaineWebber Incorporated


                                        By ___________________________
                                             Elizabeth M. Eveillard
                                             Managing Director



Accepted and Agreed to as of the date first written above:

Gantos, Inc.




By_____________________________________
  Arlene H. Stem
  President and Chief Executive Officer

                                     Schedule I


                                 M&A Advisory Fees


Purchase Price(1)                                       Fee Percentage (2)
-----------------                                       ------------------

On the first $50 million                                    1.5000%

On any amount above $50 million up to $250 million           .7500%










(1) Purchase Price is defined as the aggregate fair market value of any securities issued and/or any cash paid, plus the amount of any indebtedness (excluding accounts payable, accrued expenses and deferred taxes) assumed, directly or indirectly, in connection with a transaction.


(2) Fee percentages are incremental based on Purchase Price. For example, a $200 million Purchase Price would call for a fee percentage of 0.9375% calculated as follows: 1.50% for the first $50 million plus a fee of 0.75% for the amount above $50 million.